Exhibit 10.5
Performing Agreement

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si
Party B: Li, Hongchun

In order to increase the revenue of Epanggong theme park, both parties come to an agreement on the mutual consent that Party B arranges entertainment in the theme park as following:
1.	Obligations of Part A:
1.1	Providing Party B with playhouse and the existing equipment of the performance (see the list), and be responsible for the organizition of spectators and the total outside advertisement.
1.2	Providing Party B with domitory for about 35 actors and dining room (fee beared by Party B).
1.3	Providing Party B with electricity for performance, water for living, and power source (Party B install the meters and bear the fees)
1.4
Paying Party B an aggregate of $US75,000 or 300,000 free tradable common shares of DKDY. The performance dose not sell tickets, and the revenue from the performance shall go to the income from the theme park ticket.

2.	Obligations of Part B:
2.1	Providing Party A with an aggregate of 1,460 times performance from Nov.1,2005 to Oct.31.2006 with 4 times everyday (the time is decided by Part A).
2.2
During the period of the performance, Party B shall guarantee the following showing: “Palace Dancing”, “Singing and Dancing for Peace”, “Emperor Qin Choosing Palace Girl ” performed by famous actors or actress Zhang Baixing, Li Mei, Zhang Junli, etc.

2.3	Delivering Party A with the performance plan and the advertising material 30daies prior to the first showing.
2.4	Abiding by the control and management of the local administrative bureau of entertainment and other authorities during the period of contract, and complete the relevant procedures in time.
2.5	Taking care the public property and preventing the accident.Compensating any damage at a reasonable rate if any.
2.6	Bearing the relevant fee by the local government and the fee from trip and advertising (including newspaper and other advertising products permitted by two parties).
2.7	Be responsible for the security during the performance.
3.	Breach
3.1	Any party, violating the agreement and cause loss to the other party, shall be responsible for the loss and pay an aggregat of RMB100,000-200,000 to the other party.
3.2
Any party fails to perform the agreement due to force majeure shall inform the other party, through telephone, telecom, etc., within 12 hours after knowing it. Both parties shall endeavor to continue the agreement; or else, shall terminate the agreement on mutual consent.

3.3
Party B invited to go abroad or taking special tasks designated by the government shall info the party A one month in advance and submit the relevant documents, and contemplate Party A for this in time.

The agreement has four versions which takes effect after being signed. Each party maintains two versions.

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si

/s/ Lei, Ming
Lei, Ming

Party B: Li, Hongchun

/s/ Li, Hongchun
Li, Hongchun

October 5, 2005